Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 27, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
2009 FOURTH QUARTER RESULTS SHOWING IMPROVED CREDIT QUALITY
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $28.2 million or $0.90 per diluted common share for the quarter ended December 31, 2009. This compares with earnings of $32.0 million ($1.07 per diluted common share) for the third quarter of 2009 and $2.0 million ($0.02 per diluted common share) for the fourth quarter of 2008. Net income for the year ended December 31, 2009 was $73.1 million ($2.18 per diluted common share) compared to $20.5 million ($0.76 per diluted common share) for the year-ended December 31, 2008.
     Edward J. Wehmer, President and Chief Executive Officer, commented “We are pleased to report net income for the full year of $73.1 million and net income for the fourth quarter of $28.2 million and a significant improvement in the level of non-performing loans. Core pre-tax earnings, or earnings before taxes, provision for credit losses, other real-estate owned expenses and the bargain purchase gains, were $148 million for the full year of 2009 compared to $90 million in 2008. This same measure of earnings increased to $44 million in the fourth quarter of 2009 compared to $18 million in the fourth quarter of 2008.”
     Commenting on credit, Mr. Wehmer said, “Wintrust reduced its non-performing loans by 43% during the fourth quarter to a level below where it stood a year ago. Total non-performing loans represent only 1.57% of the total loan portfolio at year-end 2009. During the fourth quarter, we recorded a provision for credit losses of $39 million and net charge-offs of $35 million. Additionally, we recognized $5 million of expenses related to write-downs, valuation adjustments and operating costs on other real estate owned during the fourth quarter. Our allowance for loan losses increased to $98 million or 1.17% of total loans. Adding our reserve for unfunded lending-related commitments and credit-related discounts on purchased loans brings the Company’s total credit reserves to $139 million or 1.65% of total loans.”

     Mr. Wehmer continued to note that “near-term delinquencies also improved during the quarter as both 60 to 89 day delinquencies and 30 to 59 day delinquencies declined during the quarter. Only $37 million of the Company’s loans, representing 0.4% of total loans, are 60 to 89 days past due and still accruing and only $64 million of the Company’s loans, representing 0.8% of total loans, are 30 to 59 days past due and still accruing.”
     Mr. Wehmer also noted, “While the Company’s net interest margin for the quarter decreased to 3.10% from 3.25% in the third quarter, positive results from deposit re-pricing and commensurate pricing on lending continue. The decrease in our net interest margin is a by-product of the large amount of liquidity currently residing on our balance sheet, which generates relatively little income. Additionally, net interest margin was impacted by a reduction in the amount of discount recognized into income on the purchased loan portfolio, which resulted from a lower rate of prepayments in the fourth quarter.”
     Re-emphasizing his statement from last quarter, Mr. Wehmer summarized, “Our goal was to be in a position to not just make it through this credit cycle but to do so in a manner that would allow us to take advantage of the opportunities that result from these occurrences — specifically a material dislocation of assets, banks and people in the overall market. To date, we have had good success capitalizing on the dislocation of assets and people. Our focus on increasing core earnings and clearing our balance sheet of problem assets will now allow us to participate in FDIC assisted acquisitions as well as unassisted acquisitions of banks. These opportunities will all be evaluated for their long-term strategic value to the company and if completed, done with a disciplined approach. Internally, we still have core earnings improvement opportunities remaining in the areas of deposit re-pricing, core franchise growth and liquidity redeployment. At quarter end, the Company had approximately $1 billion in overnight liquid funds and short-term interest-bearing deposits with banks and was operating at slightly less than an 85% loan to deposit ratio — just below the low end of our desired 85% to 90% range. Redeploying a portion of those liquid assets into higher yielding assets is a priority.”
     Total assets of $12.2 billion at December 31, 2009 increased $80 million from September 30, 2009 and $1.6 billion from December 31, 2008. Total deposits as of December 31, 2009 were $9.9 billion, an increase of $70 million from September 30, 2009 and $1.5 billion from December 31, 2008. Total loans, including loans held for sale, grew to $8.7 billion as of December 31, 2009, an increase of $219 million over the $8.5 billion balance as of September 30, 2009 and an increase of $1.0 billion over the December 31, 2008 balance of $7.7 billion. During the fourth quarter of 2009 the Company completed the acquisition of $83.4 million of life insurance premium finance receivables (see “Acquisitions” for the impact of this transaction). The Company’s loan portfolio is diversified amongst a wide variety of loan types. Please see the tables included in the remainder of this release for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses and loan portfolio aging statistics.
     Total shareholders’ equity was $1.1 billion, or a book value of $35.27 per common share, at December 31, 2009, compared to $1.1 billion, or a book value of $33.03 per common share, at December 31, 2008.
     Wintrust’s key operating measures and growth rates for the fourth quarter of 2009 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
($ in thousands, except per share data)	2009	2009	2008	2009 (4)		2008
Net income	$28,167	$31,995	$1,955		(12)%		1,341%
Net income per common share — diluted	$0.90	$1.07	$0.02		(16)%		4,400%
Net revenue (1)	$172,022	$238,343	$82,117		(28)%		109%
Net interest income	$86,934	$87,663	$62,745		(1)%		39%

Net interest margin (2)	3.10%	3.25%	2.78%	(15)	bp	32	bp
Net overhead ratio (3)	0.17%	(1.95)%	1.80%	212	bp	(163)	bp
Return on average assets	0.92%	1.08%	0.08%	(16)	bp	84	bp
Return on average common equity	10.97%	13.79%	0.22%	(282)	bp	1,075	bp

At end of period
Total assets	$12,215,620	$12,136,021	$10,658,326		3%		15%
Total loans	$8,411,771	$8,275,257	$7,621,069		7%		10%
Total loans, including loans held-for-sale	$8,687,486	$8,468,512	$7,682,185		10%		13%
Total deposits	$9,917,074	$9,847,163	$8,376,750		3%		18%
Total equity	$1,138,639	$1,106,082	$1,066,572		12%		7%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” and then choosing “Supplemental Financial Info.”

Impacting Comparative Financial Results: Acquisitions, Securitization and Stock Offerings/Regulatory Capital
Acquisitions
     On July 28, 2009 the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and assumed certain related liabilities. Subsequent to post-closing adjustments, an aggregate unpaid principal balance of $949.3 million was purchased for $685.3 million in cash. At closing, a portion of the portfolio with an aggregate purchase price of approximately $230 million was placed in escrow, pending the receipt of required third party consents. To the extent any of the required consents are not obtained prior to October 28, 2010, the portion of the portfolio for which such required consents are not obtained will be reassumed by the seller, and the corresponding portion of the purchase price will be returned to FIFC. Also, as a part of this purchase, $84.4 million of additional life insurance premium finance assets were available for future purchase by FIFC subject to satisfying certain conditions. As discussed below, on October 2, 2009, upon the satisfaction of these conditions, the Company completed the purchase of the majority of these additional loans.
     The July 28, 2009 purchase was accounted for as a business combination as required by FASB Statement of Financial Accounting Standards No. 141 (revised 2007) which is now part of Accounting Standards Codification (ASC) 805 Business Combinations (“ASC 805”), which became effective for the Company beginning on January 1, 2009. ASC 805 establishes principles and requirements for the acquirer in a business combination, including the recognition and measurement of the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity as of the acquisition date; the recognition and measurement of the goodwill acquired in the business combination or gain from a bargain purchase as of the acquisition date; and the determination of additional disclosures needed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Under ASC 805, acquired assets and liabilities assumed are required to be recorded at fair value at the acquisition date, including loans. ASC 805 eliminated recognition at the acquisition date of an allowance for loan losses on acquired loans; rather, credit-related factors are now incorporated directly into the fair value of the loans. Other significant changes include recognizing transaction costs and most restructuring costs as expenses when incurred. The accounting requirements of ASC 805 are applied on a prospective basis for all transactions completed after the effective date and early adoption was not permitted. Under ASC 805 a gain is recorded equal to the amount by which the fair value of net assets purchased exceeded the purchase price. The Company recognized a $28.5 million gain in the fourth quarter of 2009, in addition to the $113.1 million recognized in the third quarter of 2009, relating to the loans it acquired for which required third party consents were obtained. This gain is shown as a component of non-interest income on our statement of income. The difference between the fair value of the loans acquired and the outstanding principal balance of these loans at the date of purchase represented a discount of $113.3 million and is comprised of two components, an accretable component totaling $74.8 million and a non-accretable component totaling $38.5 million. The accretable component will be recognized into interest income using the effective yield method over the estimated remaining life of the loans. The non-accretable portion will be evaluated each quarter and if the loans’ credit related conditions improve, a portion will be transferred to the accretable component and accreted over future periods. In the event a specific loan prepays in whole, any remaining accretable and non-accretable discount is recognized in income immediately. If credit related conditions deteriorate, an allowance related to these loans will be established as part of our provision for loan losses. The impact related to this transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On October 2, 2009, the conditions were satisfied in relation to the majority of the additional life insurance premium finance assets that were available for purchase and FIFC purchased $83.4 million of the $84.4 million of life insurance premium finance assets available for an aggregate purchase price of $60.5 million. The Company recorded a $14.5 million bargain purchase gain relating to this purchase in the fourth quarter of 2009. The difference between the fair value of these loans acquired on October 2, 2009 and the outstanding principal balance of theses loans represents a discount of $8.4 million and is comprised of two components, an accretable component totaling $5.7 million and a non-accretable component totaling $2.7 million. These discount components were accounted for in a similar fashion as the discounts described above. The impact related to this transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition. The “Purchased Loan Portfolio – Summary of Acquisitions” table in the Non-Interest Income section presented later in this document displays the balance sheet and income statement impact of these transactions.
     On April 20, 2009 Wayne Hummer Asset Management Company completed its previously announced agreement to purchase certain assets and assume certain liabilities of Advanced Investment Partners, LLC (“AIP”).

AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On December 23, 2008, the Company announced the acquisition by Wintrust Mortgage Corporation of certain assets and the assumption of certain liabilities of the mortgage banking business of Professional Mortgage Partners (“PMP”) of Downers Grove, Illinois. PMP was founded in 1999 and had approximately $1.6 billion in annual mortgage originations in 2008. The terms of the cash transaction were not disclosed, however, a significant portion of the net purchase price for the PMP assets is conditioned upon certain future profitability measures. During the fourth quarter of 2009, the Company recorded an additional $1.5 million of purchase price that became payable based upon PMP attaining the required profitability measures. The impact related to the PMP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Securitization — Sale of Loans
     On September 11, 2009 Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), closed on the sale of $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes, Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp. At the time of closing, the securitization was off-balance sheet financing transaction for the Company. However, in accordance with newly applicable accounting guidance, effective January 1, 2010 the transaction will be recorded on the balance sheet of the Company as a secured borrowing.
     The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Notes are rated Aaa by Moody’s and AAA by Standard & Poor’s. The Issuer’s obligations under the Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding I, LLC (the “Depositor”) and by the Depositor to the Issuer.
     The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and may not be offered or sold in the United States without registration under the Securities Act or any applicable exemption from registration. The Notes were sold in a private placement to qualified institutional buyers only pursuant to an exemption under Rule 144A of the Securities Act. The Notes are restricted securities and may only be resold to qualified institutional buyers in a transaction meeting the requirements of Rule 144A and may not otherwise be reoffered, resold, pledged or otherwise transferred.
     As a result of this transaction the Company recognized a gain of $3.6 million in the third quarter of 2009. A total of $695 million in premium finance property and casualty receivables were initially transferred into the securitization. The Company retained interests of approximately $84 million and a sellers’ interest in loans of $11 million. Approximately $50 million of the retained interests are classified as debt securities on the Company’s balance sheet and the remainder is classified in other assets. As a result of pay-downs of loans in the revolving securitization facility, the Company transferred $357 million of property and casualty premium finance receivables to the securitization facility during the fourth quarter of 2009 and recognized $4.4 million of gains.
Stock Offerings/Regulatory Capital
     The Company announced on December 19, 2008 that it had received the proceeds from a $250 million investment in Wintrust by the U.S. Treasury Department. The investment was made as part of the U.S. Treasury Department’s Capital Purchase Program, which was designed to infuse capital into the nation’s healthy banks in order to expand the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy.
     The investment by the U.S. Treasury Department was comprised of $250 million in preferred shares, with a warrant to purchase 1,643,295 shares of Wintrust common stock at a per share exercise price of $22.82 and a term of 10 years. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 5% annually for the first five years and 9% thereafter. This investment can, with the approval of the Federal Reserve, be repurchased. The Company subsequently filed a shelf registration statement to fulfill the requirement of the Capital Purchase Program that the U.S. Department of Treasury be able to publicly sell the preferred shares and warrant it purchased from Wintrust.
     On August 26, 2008, the Company sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $25.72. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
Financial Performance Overview — Fourth Quarter of 2009
     For the fourth quarter of 2009, net interest income totaled $86.9 million, an increase of $24.2 million as compared to the fourth quarter of 2008 and a decrease of $730,000 as compared to the third quarter of 2009. Average earning assets for the fourth quarter of 2009 increased by $2.1 billion compared to the fourth quarter of 2008. Earning asset growth over the past 12 months was primarily a result of the $1.1 billion increase in average loans and $1.0 billion increase in liquidity management assets. The average earning asset growth of $2.1 billion over the past 12 months was funded by a $1.3 billion increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $532 million, an increase in the average balance of retail certificates of deposit of $438 million offset by a decrease in the average balance of wholesale borrowings of $145 million and a decrease in the average balance of brokered certificates of deposit of $2 million.
     The net interest margin for the fourth quarter of 2009 was 3.10%, compared to 2.78% in the fourth quarter of 2008 and 3.25% in the third quarter of 2009. The increase in net interest margin in the fourth quarter of 2009 compared to the fourth quarter of 2008 is primarily attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. In the fourth quarter of 2009, the yield on loans decreased 15 basis points and the rate on interest-bearing deposits decreased 21 basis points compared to the third quarter of 2009. The bulk of the decrease in yield on loans is attributable to life insurance premium finance receivables as there were fewer prepayments in the fourth quarter. Management believes opportunities for increasing credit spreads in commercial loan portfolio and re-pricing of maturities of retail certificates of deposits should contribute to net interest margin expansion. Also contributing to the decrease in the net interest margin in the fourth quarter of 2009 when compared to the third quarter of 2009 is an increase in the average balance of liquidity management assets, primarily liquid over-night funds and short-term interest-bearing deposits with banks, of $491 million as a result of the securitization transaction completed in September of 2009. These excess liquid funds earned less than 50 basis points during the fourth quarter of 2009.

     Non-interest income totaled $85.1 million in the fourth quarter of 2009, increasing $65.7 million, or 339%, compared to the fourth quarter of 2008 and decreasing $65.6 million, or 173% on an annualized basis, compared to the third quarter of 2009. The change, in comparison to both prior periods, was primarily attributable to the bargain purchase gain recorded relating to the acquisition of the premium finance assets as described earlier under “Acquisitions” and the gain on the sale of loans in a securitization as described earlier under “Securitizations – Sale of Loans.” In addition, mortgage banking revenue increased $13.4 million when compared to the fourth quarter of 2008 and increased $3.3 million when compared to the third quarter of 2009. These changes were primarily attributable to varying levels of activity in mortgage loans originated for sale to the secondary market during 2009 and higher spreads on loans sold in the fourth quarter as mortgage interest rates decreased during the quarter. Mortgages originated for sale totaled $962 million in the fourth quarter of 2009 compared to $960 million in the third quarter of 2009 and $263 million in the fourth quarter of 2008.
     Non-interest expense totaled $90.3 million in the fourth quarter of 2009, increasing $25.4 million, or 39%, compared to the fourth quarter of 2008 and decreasing $2.2 million, or 10% on an annualized basis, compared to the third quarter of 2009. The increase compared to the fourth quarter of 2008 was attributable to a $4.7 million increase in other real estate expenses (including losses recognized on sales), a $12.3 million increase in salaries and employee benefits, a $1.2 million increase in professional fees and a $3.1 million increase in the FDIC deposit insurance expense.

Financial Performance Overview — Full Year 2009
     The net interest margin for 2009 was 3.01%, compared to 2.81% in 2008. The increase in the net interest margin in 2009 when compared to 2008 is primarily attributable to the positive impact of controlling interest-bearing deposit costs and the positive impact of the transaction described earlier under “Acquisitions” which partially mitigated the overall decline in loan yields in 2009. The yield on earning assets decreased by 81 basis points in 2009 compared to 2008 while the rate paid on total interest-bearing deposits decreased by 102 basis points in 2009 compared 2008.
     Non-interest income totaled $317.6 million in 2009, increasing $218.0 million, or 219%, compared to 2008. The increase was primarily attributable to the $156.0 million bargain purchase gain, an increase of $47.3 million in mortgage banking revenue and an increase in gains on sales of commercial premium finance receivables of $6.1 million. The increase in mortgage banking revenue is primarily attributable to a significant increase in mortgage loans originated and sold to the secondary market. Mortgages originated for sale totaled $4.7 billion in 2009 compared to $1.6 billion in 2008. In 2009 the Company recognized an increase of $27.4 million in trading income. Offsetting the increase in trading income was the decrease of $27.0 million on fees from the sale of covered call options compared to 2008. The majority of the increase in trading income resulted from an increase in the market value of certain collateralized mortgage obligations held as trading assets. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to a favorable mortgage rate environment and lower than projected default rates.
     Non-interest expense totaled $344.1 million in 2009, increasing $87.9 million, or 34%, compared to 2008. The change compared to 2008 was attributable to a $41.8 million increase in salaries and employee benefits and a $15.6 million increase in FDIC insurance expense related to deposit insurance rate increases, the one-time industry-wide FDIC deposit insurance special assessment in the second quarter of 2009 and growth in the assessable deposit base. Additionally, $13.4 million of increased expenses related to other real-estate owned (including losses on sales) and $4.6 million from increased professional fees, primarily as a result of the elevated level of non-performing assets contributed to the $87.9 million non-interest expense growth. The $41.8 million increase in salaries and employee benefits is largely attributable to an increase in variable pay (commissions) of $22.0 million primarily as a result of the higher mortgage loan origination volumes.

Financial Performance Overview — Credit Quality
     Non-performing loans totaled $131.8 million, or 1.57% of total loans, at December 31, 2009, compared to $231.7 million, or 2.80% of total loans, at September 30, 2009 and $136.1 million, or 1.79% of total loans, at December 31, 2008. Other real-estate owned (“OREO”) of $80.2 million at December 31, 2009 was up $39.5 million compared to September 30, 2009 and increased $47.6 million compared to December 31, 2008. See “Other Real Estate Owned” later in this document for more detail.
     Management’s objective was to begin 2010 with a large portion of the Company’s problem assets cleared from its balance sheet. During the latter half of 2009, management focused on significantly lowering the Company’s level of non-performing loans. In the fourth quarter, this was accomplished through a focus on gaining control or getting possession of collateral from borrowers whose loans were in non-accrual status. Achievement of this goal enabled a number of these properties to be transferred to other real estate owned. Those properties the Company obtained via foreclosure or via deed in lieu of foreclosure were aggressively marketed for sale. Additionally, management worked with financially distressed borrowers to restructure $32 million of loans. These actions helped distressed borrowers maintain their homes or businesses and kept these loans in an accruing status for the Company.
     The provision for credit losses totaled $38.6 million for the fourth quarter of 2009 compared to $91.2 million for the third quarter of 2009 and $14.5 million in the fourth quarter of 2008. Net charge-offs for the fourth quarter totaled 161 basis points on an annualized basis compared to 53 basis points on an annualized basis in the fourth quarter of 2008 and 365 basis points on an annualized basis in the third quarter of 2009. The provision for credit losses totaled $168.0 million for all of 2009 compared to $57.4 million for all of 2008. Net charge-offs for the full year of 2009 totaled 165 basis points compared to 51 basis points for the full year of 2008.
     The allowance for credit losses at December 31, 2009 totaled $101.9 million and increased to 1.21% of total loans compared to $98.2 million or 1.19% of total loans at September 30, 2009 and $71.4 million, or 0.94% of total loans at December 31, 2008. In addition, at December 31, 2009, there are $37.3 million of non-accretable discounts on the purchased life insurance premium finance receivables. Adding the reserve for unfunded lending-related commitments and non-accretable discounts on the purchased premium finance receivables brings the Company’s total credit-related reserves to $139 million, or 1.65% of total loans, as of December 31, 2009.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Selected Financial Condition Data (at end of period):
Total assets	$12,215,620	$10,658,326
Total loans	8,411,771	7,621,069
Total deposits	9,917,074	8,376,750
Junior subordinated debentures	249,493	249,515
Total shareholders’ equity	1,138,639	1,066,572

Selected Statements of Income Data:
Net interest income	$86,934	$62,745	$311,876	$244,567
Net revenue (1)	172,022	82,117	629,523	344,245
Income before taxes	43,102	2,727	117,504	30,641
Net income	28,167	1,955	73,069	20,488
Net income per common share — Basic	0.96	0.02	2.23	0.78
Net income per common share — Diluted	0.90	0.02	2.18	0.76

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.10%	2.78%	3.01%	2.81%
Non-interest income to average assets	2.77	0.77	2.78	1.02
Non-interest expense to average assets	2.94	2.57	3.01	2.63
Net overhead ratio (3)	0.17	1.80	0.23	1.60
Efficiency ratio (2) (4)	52.54	75.22	54.44	73.00
Return on average assets	0.92	0.08	0.64	0.21
Return on average equity	10.97	0.22	6.70	2.44
Average total assets	$12,189,096	$10,060,206	$11,415,322	$9,753,220
Average total shareholders’ equity	1,126,594	846,982	1,081,792	779,437
Average loans to average deposits ratio	86.9%	93.5%	90.5%	94.3%

Common Share Data at end of period:
Market price per common share	$30.79	$20.57
Book value per common share	$35.27	$33.03
Common shares outstanding	24,206,819	23,756,674
Other Data at end of period:
Leverage ratio (5)	9.28%	10.55%
Tier 1 capital to risk-weighted assets (5)	11.20%	11.63%
Total capital to risk-weighted assets (5)	12.67%	13.07%
Allowance for credit losses (6)	$101,831	$71,352
Credit discounts on purchased loans (7)	37,323	—
Total credit-related reserves	139,154	71,352
Non-performing loans	131,804	136,094
Allowance for credit losses to total loans (6)	1.21%	0.94%
Total credit-related reserves to total loans (8)	1.65%	0.94%
Non-performing loans to total loans	1.57%	1.79%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	7
Banking offices	78	79

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2009	2009	2008

Assets
Cash and due from banks	$135,133	$128,898	$219,794
Federal funds sold and securities purchased under resale agreements	23,483	22,863	226,110
Interest bearing deposits with banks	1,025,663	1,168,362	123,009
Available-for-sale securities, at fair value	1,328,815	1,434,248	784,673
Trading account securities	33,774	29,204	4,399
Brokerage customer receivables	20,871	19,441	17,901
Loans held-for-sale	275,715	193,255	61,116
Loans, net of unearned income	8,411,771	8,275,257	7,621,069
Less: Allowance for loan losses	98,277	95,096	69,767

Net loans	8,313,494	8,180,161	7,551,302
Premises and equipment, net	350,345	352,890	349,875
Accrued interest receivable and other assets	416,678	315,806	240,664
Trade date securities receivable	—	—	788,565
Goodwill	278,025	276,525	276,310
Other intangible assets	13,624	14,368	14,608

Total assets	$12,215,620	$12,136,021	$10,658,326

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$864,306	$841,668	$757,844
Interest bearing	9,052,768	9,005,495	7,618,906

Total deposits	9,917,074	9,847,163	8,376,750

Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	430,987	433,983	435,981
Other borrowings	247,437	252,071	336,764
Subordinated notes	60,000	65,000	70,000
Junior subordinated debentures	249,493	249,493	249,515
Accrued interest payable and other liabilities	170,990	181,229	121,744

Total liabilities	11,076,981	11,029,939	9,591,754

Shareholders’ equity:
Preferred stock	284,824	284,061	281,873
Common stock	27,079	26,965	26,611
Surplus	589,939	580,988	571,887
Treasury stock	(122,733)	(122,437)	(122,290)
Retained earnings	366,152	342,873	318,793
Accumulated other comprehensive loss	(6,622)	(6,368)	(10,302)

Total shareholders’ equity	1,138,639	1,106,082	1,066,572

Total liabilities and shareholders’ equity	$12,215,620	$12,136,021	$10,658,326

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2009	2008	2009	2008
Interest income
Interest and fees on loans	$122,140	$107,598	$465,777	$443,849
Interest bearing deposits with banks	1,369	125	3,574	340
Federal funds sold and securities purchased under resale agreements	38	30	271	1,333
Securities	13,119	17,868	57,371	68,101
Trading account securities	20	33	106	102
Brokerage customer receivables	143	164	515	998

Total interest income	136,829	125,818	527,614	514,723

Interest expense
Interest on deposits	38,998	50,740	171,259	219,437
Interest on Federal Home Loan Bank advances	4,510	4,570	18,002	18,266
Interest on notes payable and other borrowings	1,663	2,387	7,064	10,718
Interest on subordinated notes	286	770	1,627	3,486
Interest on junior subordinated debentures	4,438	4,606	17,786	18,249

Total interest expense	49,895	63,073	215,738	270,156

Net interest income	86,934	62,745	311,876	244,567
Provision for credit losses	38,603	14,456	167,932	57,441

Net interest income after provision for credit losses	48,331	48,289	143,944	187,126

Non-interest income
Wealth management	8,047	6,705	28,357	29,385
Mortgage banking	16,495	3,138	68,527	21,258
Service charges on deposit accounts	3,437	2,684	13,037	10,296
Gain on sales of commercial premium finance receivables	4,429	361	8,576	2,524
Gains (losses) on available-for-sale securities, net	642	(3,618)	(268)	(4,171)
Gain on bargain purchase	42,951	—	156,013	—
Other	9,087	10,102	43,405	40,386

Total non-interest income	85,088	19,372	317,647	99,678

Non-interest expense
Salaries and employee benefits	47,955	35,616	186,878	145,087
Equipment	4,097	4,190	16,119	16,215
Occupancy, net	6,124	5,947	23,806	22,918
Data processing	3,404	3,007	12,982	11,573
Advertising and marketing	1,366	1,642	5,369	5,351
Professional fees	3,556	2,334	13,399	8,824
Amortization of other intangible assets	744	781	2,784	3,129
Other	23,071	11,417	82,750	43,066

Total non-interest expense	90,317	64,934	344,087	256,163

Income before taxes	43,102	2,727	117,504	30,641
Income tax expense	14,935	772	44,435	10,153

Net income	$28,167	$1,955	$73,069	$20,488

Preferred stock dividends and discount accretion	4,888	1,532	19,556	2,076

Net income applicable to common shares	$23,279	$423	$53,513	$18,412

Net income per common share — Basic	$0.96	$0.02	$2.23	$0.78

Net income per common share — Diluted	$0.90	$0.02	$2.18	$0.76

Cash dividends declared per common share	$—	$—	$0.27	$0.36

Weighted average common shares outstanding	24,166	23,726	24,010	23,624
Dilutive potential common shares	2,845	447	2,335	507

Average common shares and dilutive common shares	27,011	24,173	26,345	24,131

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2009	2008	2009	2008
(A) Interest income (GAAP)	$136,829	$125,818	$527,614	$514,723
Taxable-equivalent adjustment:
— Loans	99	146	462	645
— Liquidity management assets	406	432	1,720	1,795
— Other earning assets	9	17	38	47

Interest income — FTE	$137,343	$126,413	$529,834	$517,210
(B) Interest expense (GAAP)	49,895	63,073	215,738	270,156

Net interest income — FTE	$87,448	$63,340	$314,096	$247,054

(C) Net interest income (GAAP) (A minus B)	$86,934	$62,745	$311,876	$244,567

(D) Net interest margin (GAAP)	3.08%	2.75%	2.99%	2.78%
Net interest margin — FTE	3.10%	2.78%	3.01%	2.81%
(E) Efficiency ratio (GAAP)	52.70%	75.74%	54.64%	73.52%
Efficiency ratio — FTE	52.54%	75.22%	54.44%	73.00%

Loans
Loan Portfolio Mix and Growth Rates

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2009	2009	2008	2009 (1)	2008
Balance:
Commercial and commercial real estate	$5,039,906	$5,035,859	$4,778,664	—%	5%
Home equity	930,482	928,548	896,438	1	4
Residential real estate	306,296	281,151	262,908	35	17
Premium finance receivables — commercial	730,144	752,032	1,243,858	(12)	(41)
Premium finance receivables — life insurance	1,197,893	1,045,653	102,728	58	NM
Indirect consumer loans (2)	98,134	115,528	175,955	(60)	(44)
Other loans	108,916	116,486	160,518	(26)	(32)

Total loans, net of unearned income	$8,411,771	$8,275,257	$7,621,069	7%	10%

Mix:
Commercial and commercial real estate	60%	61%	63%
Home equity	11	11	12
Residential real estate	4	4	3
Premium finance receivables — commercial	9	9	16
Premium finance receivables — life insurance	14	13	2
Indirect consumer loans (2)	1	1	2
Other loans	1	1	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
NM = Not Meaningful
Commercial and Commercial Real Estate Loans

				> 90 Days	Allowance
As of December 31, 2009		%of		Past Due	For Credit
		Total	Non-	and Still	Losses
(Dollars in thousands)	Balance	Loans	accrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,361,225	16.2%	$15,094	$561	$22,579
Franchise	133,953	1.6	—	—	2,118
Mortgage warehouse lines of credit	121,781	1.4	—	—	1,643
Community Advantage — homeowner associations	67,086	0.8	—	—	161
Aircraft	41,654	0.5	—	—	167
Other	17,510	0.2	1,415	—	1,344

Total Commercial	$1,743,209	20.7%	$16,509	$561	$28,012

Commercial Real Estate:
Land and development	$1,003,728	11.9%	$65,762	$—	$25,188
Office	529,856	6.3	3,222	—	6,273
Industrial	463,526	5.5	5,686	—	6,316
Retail	554,934	6.6	1,593	—	7,487
Mixed use and other	744,653	8.8	4,376	—	9,242

Total Commercial Real Estate Loans	$3,296,697	39.2%	$80,639	$—	$54,506

Total Commercial and Commercial Real Estate	$5,039,906	59.9%	$97,148	$561	$82,518

Commercial Real Estate—collateral location by state:
Illinois	$2,641,291	80.1%
Wisconsin	366,862	11.1

Total primary markets	$3,008,153	91.2%

Arizona	46,257	1.4
Indiana	46,099	1.4
Florida	45,655	1.4
Other (no individual state greater than 0.9%)	150,533	4.6

Total	$3,296,697	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2009	2009	2008	2009 (1)	2008
Balance:
Non-interest bearing	$864,306	$841,668	$757,844	11%	14%
NOW	1,415,856	1,245,689	1,040,105	54	36
Wealth Management deposits (2)	971,113	935,740	716,178	15	36
Money market	1,534,632	1,468,228	1,124,068	18	37
Savings	561,916	513,239	337,808	38	66
Time certificates of deposit	4,569,251	4,842,599	4,400,747	(22)	4

Total deposits	$9,917,074	$9,847,163	$8,376,750	3%	18%

Mix:
Non-interest bearing	9%	9%	9%
NOW	14	13	12
Wealth Management deposits (2)	10	9	9
Money market	15	15	13
Savings	6	5	4
Time certificates of deposit	46	49	53

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
As of December 31, 2009

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	And		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1 — 3 months	$2,280,162	$2,096,548	$877,113	$1,147,432	$6,401,255	2.12%
4 — 6 months	—	—	—	866,120	866,120	2.32
7 — 9 months	—	—	—	652,724	652,724	2.29
10 — 12 months	—	—	94,000	678,940	772,940	2.11
13 — 18 months	—	—	—	629,013	629,013	2.66
19 — 24 months	—	—	—	230,110	230,110	2.81
24+ months	—	—	—	364,912	364,912	3.30

Total	$2,280,162	$2,096,548	$971,113	$4,569,251	$9,917,074	2.39%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in overall interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2009 compared to the fourth quarter of 2008 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2009			December 31, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,569,584	$14,932	2.31%	$1,607,707	$18,455	4.57%
Other earning assets (2) (3) (7)	26,167	171	2.59	21,630	214	3.94
Loans, net of unearned income (2) (4) (7)	8,604,007	122,240	5.64	7,455,418	107,744	5.75

Total earning assets (7)	$11,199,757	$137,343	4.87%	$9,084,755	$126,413	5.54%

Allowance for loan losses	(97,269)			(67,342)
Cash and due from banks	124,219			127,700
Other assets	962,389			915,093

Total assets	$12,189,096			$10,060,206

Interest-bearing deposits	$9,016,863	$38,998	1.72%	$7,271,505	$50,740	2.78%
Federal Home Loan Bank advances	432,028	4,510	4.14	439,432	4,570	4.14
Notes payable and other borrowings	234,754	1,663	2.81	379,914	2,387	2.50
Subordinated notes	63,261	286	1.77	73,364	770	4.11
Junior subordinated debentures	249,493	4,438	6.96	249,520	4,606	7.22

Total interest-bearing liabilities	$9,996,399	$49,895	1.98%	$8,413,735	$63,073	2.98%

Non-interest bearing deposits	886,988			705,616
Other liabilities	179,115			93,873
Equity	1,126,594			846,982

Total liabilities and shareholders’ equity	$12,189,096			$10,060,206

Interest rate spread (5) (7)			2.89%			2.56%
Net free funds/contribution (6)	$1,203,358		0.21	$671,020		0.22

Net interest income/Net interest margin (7)		$87,448	3.10%		$63,340	2.78%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2009 and 2008 were $513,000 and $594,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2009 compared to the third quarter of 2009 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2009			September 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,569,584	$14,932	2.31%	$2,078,330	$15,403	2.94%
Other earning assets (2) (3) (7)	26,167	171	2.59	24,874	148	2.36
Loans, net of unearned income (2) (4) (7)	8,604,007	122,240	5.64	8,665,281	126,541	5.79

Total earning assets (7)	$11,199,757	$137,343	4.87%	$10,768,485	$142,092	5.24%

Allowance for loan losses	(97,269)			(85,300)
Cash and due from banks	124,219			109,645
Other assets	962,389			1,004,690

Total assets	$12,189,096			$11,797,520

Interest-bearing deposits	$9,016,863	$38,998	1.72%	$8,799,578	$42,806	1.93%
Federal Home Loan Bank advances	432,028	4,510	4.14	434,134	4,536	4.14
Notes payable and other borrowings	234,754	1,663	2.81	245,352	1,779	2.88
Subordinated notes	63,261	286	1.77	65,000	333	2.01
Junior subordinated debentures	249,493	4,438	6.96	249,493	4,460	6.99

Total interest-bearing liabilities	$9,996,399	$49,895	1.98%	$9,793,557	$53,914	2.18%

Non-interest bearing deposits	886,988			775,202
Other liabilities	179,115			158,666
Equity	1,126,594			1,070,095

Total liabilities and shareholders’ equity	$12,189,096			$11,797,520

Interest rate spread (5) (7)			2.89%			3.06%
Net free funds/contribution (6)	$1,203,358		0.21	$974,928		0.19

Net interest income/Net interest margin (7)		$87,448	3.10%		$88,178	3.25%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2009 was $513,000 and for the three months ended September 30, 2009 was $515,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
The lower level of net interest income recorded in the fourth quarter of 2009 compared to the third quarter of 2009 was attributable to an increase in the average balance of liquidity management assets, primarily liquid over-night funds and short-term interest-bearing deposits with banks, of $491 million as a result of the securitization transaction completed in September of 2009. Average earning asset growth of $431 million in the fourth quarter of 2009 compared to the third quarter of 2009 was comprised of $491 million of liquid management asset growth offset by a decrease of $61 million in average total loans. The $431 million of average earning asset growth was primarily funded by a $217 million increase in the average balances of interest-bearing deposits and a $228 million increase in the average balance of net free funds.
In the fourth quarter of 2009, the yield on loans decreased 15 basis points and the rate on interest-bearing deposits decreased 21 basis points compared to the third quarter of 2009. The bulk of the decrease in yield on loans is attributable to the life insurance premium finance receivables as lower levels of discount accretion were recognized in the fourth quarter as a result of lower prepayments of the purchased life insurance premium finance receivables compared to the third quarter of 2009. Management believes opportunities remain for increasing credit spreads in commercial and commercial real estate loan portfolios and for lower rates from the re-pricing of maturing retail certificates of deposits, both of which should contribute to net interest margin expansion.
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	For the Year Ended			For the Year Ended
	December 31, 2009			December 31, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,086,653	$62,936	3.02%	$1,532,282	$71,569	4.67%
Other earning assets (2) (3) (7)	23,979	659	2.75	23,052	1,147	4.98
Loans, net of unearned income (2) (4) (7)	8,335,421	466,239	5.59	7,245,609	444,494	6.13

Total earning assets (7)	$10,446,053	$529,834	5.07%	$8,800,943	$517,210	5.88%

Allowance for loan losses	(82,029)			(57,656)
Cash and due from banks	108,471			117,923
Other assets	942,827			892,010

Total assets	$11,415,322			$9,753,220

Interest-bearing deposits	$8,419,081	$171,259	2.03%	$7,014,217	$219,437	3.13%
Federal Home Loan Bank advances	434,520	18,002	4.14	435,761	18,266	4.19
Notes payable and other borrowings	258,322	7,064	2.73	387,377	10,718	2.77
Subordinated notes	66,205	1,627	2.42	74,589	3,486	4.60
Junior subordinated debentures	249,497	17,786	7.03	249,575	18,249	7.19

Total interest-bearing liabilities	$9,427,625	$215,738	2.29%	$8,161,519	$270,156	3.31%

Non-interest bearing deposits	788,034			672,924
Other liabilities	117,871			139,340
Equity	1,081,792			779,437

Total liabilities and shareholders’ equity	$11,415,322			$9,753,220

Interest rate spread (5) (7)			2.78%			2.57%
Net free funds/contribution (6)	$1,018,428		0.23	$639,424		0.24

Net interest income/Net interest margin (7)		$314,096	3.01%		$247,054	2.81%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the twelve months ended December 31, 2009 and 2008 were $2.2 million and $2.5 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

NON-INTEREST INCOME
For the fourth quarter of 2009, non-interest income totaled $85.1 million, an increase of $65.7 million compared to the fourth quarter of 2008. The increase was primarily attributable to the bargain purchase gain related to the life insurance premium finance loan acquisition (see “Acquisitions”), the gains associated with the securitization transaction (see “Securitization - Sale of Loans”), an increase in mortgage banking revenue and trading income offset by lower levels of fees from the sale of covered call options. For the full year of 2009, non-interest income totaled $317.6 million, an increase of $218.0 million compared to the full year of 2008.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$5,034	$4,310	724	17
Trust and asset management	3,013	2,395	618	26

Total wealth management	8,047	6,705	1,342	20

Mortgage banking	16,495	3,138	13,357	NM
Service charges on deposit accounts	3,437	2,684	753	28
Gain on sales of premium finance receivables	4,429	361	4,068	NM
(Losses) gains on available-for-sale securities, net	642	(3,618)	4,260	118
Gain on bargain purchase	42,951	—	42,951	NM
Other:
Fees from covered call options	—	7,438	(7,438)	(100)
Bank Owned Life Insurance	642	(319)	961	NM
Trading income	4,437	(105)	4,542	NM
Administrative services	511	670	(159)	(24)
Miscellaneous	3,497	2,418	1,079	45

Total other	9,087	10,102	(1,015)	(10)

Total non-interest income	$85,088	$19,372	65,716	NM

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$17,726	$18,649	(923)	(5)
Trust and asset management	10,631	10,736	(105)	(1)

Total wealth management	28,357	29,385	(1,028)	(3)

Mortgage banking	68,527	21,258	47,269	NM
Service charges on deposit accounts	13,037	10,296	2,741	27
Gain on sales of premium finance receivables	8,576	2,524	6,052	NM
Losses on available-for-sale securities, net	(268)	(4,171)	3,903	94
Gain on bargain purchase	156,013	—	156,013	NM
Other:
Fees from covered call options	1,998	29,024	(27,026)	(93)
Bank Owned Life Insurance	2,044	1,622	422	26
Trading income	27,692	291	27,401	NM
Administrative services	1,975	2,941	(966)	(33)
Miscellaneous	9,696	6,508	3,188	49

Total other	43,405	40,386	3,019	7

Total non-interest income	$317,647	$99,678	217,969	NM

NM = Not Meaningful

Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management revenue totaled $8.0 million in the fourth quarter of 2009 and $6.7 million in the fourth quarter of 2008. Increased asset valuations due to the recent equity market improvements have helped revenue growth from trust and asset management activities. On a full-year basis, wealth management revenue totaled $28.4 million in 2009, down $1.0 million, or 3% compared to 2008.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2009, this revenue source totaled $16.5 million, an increase of $13.4 million when compared to the fourth quarter of 2008. The increase was primarily attributable to gains recognized on loans sold to the secondary market. Future growth of mortgage banking is impacted by the interest rate environment and esidential housing conditions and will continue to be dependent upon both. Mortgages originated and sold totaled $962 million in the fourth quarter of 2009 compared to $960 million in the third quarter of 2009 and $263 million in the fourth quarter of 2008. The positive impact of the PMP transaction, completed at the end of 2008, contributed to mortgage banking revenue growth in all quarters of 2009. On a full-year basis, mortgage banking revenue totaled $68.5 million in 2009, increasing $47.3 million compared to 2008. Mortgages originated and sold totaled $4.7 billion in 2009 compared to $1.6 billion in 2008.
Service charges on deposit accounts totaled $3.4 million for the fourth quarter of 2009, an increase of $753,000, or 28%, when compared to the same quarter of 2008. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
As a result of paydowns of loans in the revolving securitization facility, the Company transferred $357 million of property and casualty premium finance receivables to the securitization facility during the fourth quarter of 2009 and recognized $4.4 million of gains (see “Securitization — Sale of Loans”). No such sales occurred during the fourth quarter of 2008.
Other non-interest income for the fourth quarter of 2009 totaled $9.1 million, a decrease of $1.0 million, compared to $10.1 million in the fourth quarter of 2008. Trading income increased $4.5 million as the Company recognized $6.2 million in trading income resulting primarily from the increase in market value of certain collateralized mortgage obligations. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to favorable mortgage rate environment and lower than projected default rates. Offsetting the increase in trading income were fees from certain covered call option transactions decreasing by $7.4 million, as no income was recorded from this activity in the fourth quarter of 2009. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. In the fourth quarter of 2009 management chose to not engage in covered call option activity due to lower than acceptable security yields which resulted in the elimination of revenue from the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

The bargain purchase gain resulted from the acquisition of the life insurance premium finance receivable portfolio. See “Acquisitions” for a complete discussion of the transaction. The following table summarizes the components of this transaction:
Purchased Loan Portfolio
Summary of Acquisition

						Credit
						discounts -
	Gross	Net		Bargain		non-
	loan	purchase	Total	purchase	Accretable	accretable
(Dollars in thousands)	balance	price	discounts	gain	discounts	discounts
Loans purchased on July 28, 2009:
- Initial acquisition values	$949,322	$685,306	$(264,016)	$(150,646)	$(74,837)	$(38,533)
- Initial bargain purchase gain (4)				99,949	—	—
- Accretion (effective yield method)				—	3,530	—
- Bargain purchase gain recognized as accounts clear escrow (3)				11,313	—	—
- Accretion recognized as accounts prepay				—	3,925	2,338

Remaining balances at September 30, 2009(1)				$(39,384)	$(67,382)	$(36,195)

- Accretion (effective yield method)				—	5,057	—
- Bargain purchase gain recognized as accounts clear escrow (3)				28,490	—	—
- Accretion recognized as accounts prepay				—	2,708	1,612
- Credit loss				—	—	8

Remaining balances at December 31, 2009(1)				$(10,894)	$(59,617)	$(34,575)

Loans purchased on October 2, 2009:
- Initial acquisition values	$83,392	$60,460	$(22,932)	$(14,461)	$(5,723)	$(2,748)
- Initial bargain purchase gain				14,461	—	—
- Accretion (effective yield method)				—	314	—

Remaining balances at December 31, 2009(2)				$—	$(5,409)	$(2,748)

Total remaining balances at December 31, 2009(1)				$(10,894)	$(65,026)	$(37,323)

(1)	The remaining unrecognized bargain purchase gain is recognizable subject to the receipt of required third party consents.

(2)	None of the purchase price proceeds from the October 2, 2009 purchase are held in escrow. The bargain purchase gain was fully recognizable in the fourth quarter of 2009.

(3)	Third party consents were received and funds were released from escrow.

(4)	An additional $1.8 million of gain was recognized in conjunction with the establishment of a customer list intangible asset.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2009 totaled $90.3 million and increased approximately $25.4 million, or 39%, from the fourth quarter 2008 total of $64.9 million. On a full-year basis, non-interest expense for 2009 totaled $344.1 million and increased $87.9 million, or 34% compared to 2008.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$47,955	$35,616	12,339	35
Equipment	4,097	4,190	(93)	(2)
Occupancy, net	6,124	5,947	177	3
Data processing	3,404	3,007	397	13
Advertising and marketing	1,366	1,642	(276)	(17)
Professional fees	3,556	2,334	1,222	52
Amortization of other intangible assets	744	781	(37)	(5)
Other:
Commissions — 3rd party brokers	757	802	(45)	(6)
Postage	1,367	1,012	355	35
Stationery and supplies	859	757	102	13
FDIC insurance	4,731	1,681	3,050	181
OREO expenses, net	5,293	641	4,652	NM
Miscellaneous	10,064	6,524	3,540	54

Total other	23,071	11,417	11,654	102

Total non-interest expense	$90,317	$64,934	25,383	39

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$186,878	$145,087	41,791	29
Equipment	16,119	16,215	(96)	(1)
Occupancy, net	23,806	22,918	888	4
Data processing	12,982	11,573	1,409	12
Advertising and marketing	5,369	5,351	18	—
Professional fees	13,399	8,824	4,575	52
Amortization of other intangible assets	2,784	3,129	(345)	(11)
Other:
Commissions — 3rd party brokers	3,095	3,769	(674)	(18)
Postage	4,833	4,120	713	17
Stationery and supplies	3,189	3,005	184	6
FDIC Insurance	21,199	5,600	15,599	NM
OREO expenses, net	18,963	5,601	13,362	NM
Miscellaneous	31,471	20,971	10,500	50

Total other	82,750	43,066	39,684	92

Total non-interest expense	$344,087	$256,163	87,924	34

NM = Not Meaningful
Salaries and employee benefits comprised 53% of total non-interest expense in the fourth quarter of 2009 and 55% in the fourth quarter of 2008. Salaries and employee benefits expense increased $12.3 million, or 35%, in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily as a result of higher commission and incentive compensation expenses related to mortgage banking activities and the incremental costs of the PMP staff. The higher commission and incentive compensation expense is primarily attributable to an increase in variable pay (commissions) of $6.3 million as a result of the higher mortgage loan origination volumes. On a full-year basis, salaries and employee benefits in 2009 increased $41.8 million, or 29%, compared to 2008. Of this increase, $22 million was attributable to an increase in variable pay (commissions) primarily as a result of the higher mortgage loan origination volumes (including the impact of PMP), approximately $10 million related to the base salaries of new employees as a result of the PMP transaction and increases in base salaries for existing employees of the Company.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the fourth quarter of 2009 were $3.6 million, an increase of $1.2 million, or 52%, compared to the same period in 2008. On a full-year basis, professional fees were $13.4 million in 2009, an increase of $4.6 million, or 52%, compared 2008. These increases are primarily a result of increased legal costs related to non-performing assets and acquisition related activities.
FDIC insurance totaled $4.7 million in the fourth quarter of 2009, an increase of $3.1 million compared to $1.7 million in the fourth quarter of 2008. On a full-year basis, FDIC insurance totaled $21.2 million in 2009, an increase of $15.6 million compared to $5.6 million in 2008. The increase in FDIC insurance rates at the beginning of 2009 and growth in the assessable deposit base contributed to the significant increases in FDIC insurance costs for the fourth quarter of 2009 while the full year of 2009 results were also negatively impacted by the industry-wide special assessment on financial institutions in the second quarter of 2009.
OREO expenses include all costs related with obtaining, maintaining and selling of other real estate owned properties. This expense totaled $5.3 million in the fourth quarter of 2009, an increase of $4.7 million compared to $641,000 in the fourth quarter of 2008. On a full-year basis, OREO expenses totaled $19.0 million in 2009, an increase of $13.4 million compared to $5.6 million in 2008.
Miscellaneous expense includes expenses such as ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions and lending origination costs that are not deferred. Miscellaneous expenses in the fourth quarter of 2009 increased $3.5 million, or 54%, compared to the same period in the prior year. On full-year basis, miscellaneous expenses increased $10.5 million in 2009, or 50%, compared to 2008.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2009	2008	2009	2008
Allowance for loan losses at beginning of period	$95,096	$66,327	$69,767	$50,389
Provision for credit losses	38,603	14,456	167,932	57,441
Reclassification to allowance for lending-related commitments	(494)	(1,093)	(2,037)	(1,093)

Charge-offs:
Commercial and commercial real estate loans	31,788	7,539	124,136	30,469
Home equity loans	1,572	231	4,605	284
Residential real estate loans	385	627	1,067	1,631
Premium finance receivables — commercial	2,532	1,275	8,153	4,073
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	427	501	1,848	1,322
Consumer and other loans	148	157	644	618

Total charge-offs	36,852	10,330	140,453	38,397

Recoveries:
Commercial and commercial real estate loans	789	211	1,242	496
Home equity loans	812	1	815	1
Residential real estate loans	—	—	—	—
Premium finance receivables — commercial	194	144	651	662
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	44	38	179	173
Consumer and other loans	85	13	181	95

Total recoveries	1,924	407	3,068	1,427

Net charge-offs	(34,928)	(9,923)	(137,385)	(36,970)

Allowance for loan losses at period end	$98,277	$69,767	$98,277	$69,767

Allowance for unfunded lending-related commitments at period end	$3,554	$1,586	$3,554	$1,586

Allowance for credit losses at period end	$101,831	$71,353	$101,831	$71,353

Credit-related discounts on purchased loans	37,323	—	37,323	—

Total credit reserves	$139,154	$71,353	$139,154	$71,353

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	2.42%	0.62%	2.46%	0.65%
Home equity loans	0.32	0.11	0.41	0.04
Residential real estate loans	0.28	0.79	0.21	0.49
Premium finance receivables — commercial	1.38	0.37	0.67	0.29
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	1.43	0.98	1.24	0.53
Consumer and other loans	0.22	0.35	0.35	0.32

Total loans, net of unearned income	1.61%	0.53%	1.65%	0.51%

Net charge-offs as a percentage of the provision for loan losses	90.48%	68.64%	81.81%	64.36%

Loans at period-end			$8,411,771	$7,621,068
Allowance for loan losses as a percentage of loans at period-end			1.17%	0.92%
Allowance for credit losses as a percentage of loans at period-end			1.21%	0.94%
Total credit reserves as a percentage of loans (net of discounts) at period-end			1.65%	0.94%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance.
The provision for credit losses totaled $38.6 million for the fourth quarter of 2009, $91.2 million in the third quarter of 2009 and $14.5 million for the fourth quarter of 2008. For the quarter ended December 31, 2009, net charge-offs totaled $34.9 million compared to $79.7 million in the third quarter of 2009 and $9.9 million recorded in the fourth quarter of 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 1.61% in the fourth quarter of 2009, 3.65% in the third quarter of 2009, and 0.53% in the fourth quarter of 2008. On a full-year basis, the provision for credit losses totaled $167.9 million for 2009 and $57.4 million for 2008. Net charge-offs totaled $137.4 million in 2009 compared to $37.0 million recorded in 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 1.65% in 2009 and 0.51% in 2008.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.

The tables below show the aging of the Company’s loan portfolio at December 31, 2009 and September 30, 2009:

		90+ days	60-89	30-59
As of December 31, 2009	Non-	and still	days past	days past
(Dollars in thousands)	Accrual	accruing	due	due	Current	Total Loans

Loan Balances:
Commercial and commercial real estate loans	$97,148	$561	$25,293	$44,389	$4,872,515	$5,039,906
Home equity loans	8,883	—	894	2,107	918,598	930,482
Residential real estate loans	3,779	412	406	3,043	298,656	306,296
Premium finance receivables — commercial	11,878	6,271	3,975	9,639	698,381	730,144
Premium finance receivables — life insurance	704	—	5,385	1,854	1,189,950	1,197,893
Indirect consumer loans	995	461	614	2,143	93,921	98,134
Consumer and other loans	617	95	511	537	107,156	108,916

Total loans, net of unearned income	$124,004	$7,800	$37,078	$63,712	$8,179,177	$8,411,771

Aging as a % of Loan Balance:
Commercial and commercial real estate loans	1.9%	—%	0.5%	0.9%	96.7%	100.0%
Home equity loans	1.0	—	0.1	0.2	98.7	100.0
Residential real estate loans	1.2	0.1	0.1	1.0	97.5	100.0
Premium finance receivables — commercial	1.6	0.9	0.5	1.3	95.6	100.0
Premium finance receivables — life insurance	0.1	—	0.4	0.2	99.3	100.0
Indirect consumer loans	1.0	0.5	0.6	2.2	95.7	100.0
Consumer and other loans	0.6	0.1	0.5	0.5	98.4	100.0

Total loans, net of unearned income	1.5%	0.1%	0.4%	0.8%	97.2%	100.0%

		90+ days	60-89	30-59
As of September 30, 2009	Non-	and still	days past	days past
(Dollars in thousands)	Accrual	accruing	due	due	Current	Total Loans

Loan Balances:
Commercial and commercial real estate loans	$166,726	$23,377	$31,957	$80,069	$4,733,730	$5,035,859
Home equity loans	6,808	100	716	5,375	915,549	928,548
Residential real estate loans	4,077	1,172	476	1,595	273,831	281,151
Premium finance receivables — commercial	16,093	11,714	6,394	7,880	709,951	752,032
Premium finance receivables — life insurance	—	—	—	—	1,045,653	1,045,653
Indirect consumer loans	736	549	862	2,398	110,983	115,528
Consumer and other loans	282	25	556	304	115,319	116,486

Total loans, net of unearned income	$194,722	$36,937	$40,961	$97,621	$7,905,016	$8,275,257

Aging as a % of Loan Balance:
Commercial and commercial real estate loans	3.3%	0.5%	0.6%	1.6%	94.0%	100.0%
Home equity loans	0.7	—	0.1	0.6	98.6	100.0
Residential real estate loans	1.5	0.4	0.2	0.6	97.4	100.0
Premium finance receivables — commercial	2.1	1.6	0.9	1.0	94.4	100.0
Premium finance receivables — life insurance	—	—	—	—	100.0	100.0
Indirect consumer loans	0.6	0.5	0.7	2.1	96.1	100.0
Consumer and other loans	0.2	—	0.5	0.3	99.0	100.0

Total loans, net of unearned income	2.4%	0.4%	0.5%	1.2%	95.5%	100.0%

The amounts shown in the non-accrual and the 90+ days and still accruing columns represent the Company’s total reported non-performing loans balance. As of December 31, 2009, only $37 million of all loans, or 0.4%, were 60 to 89 days past due and only $64 million, or 0.8%, were 30 to 59 days (or one payment) past due.
The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit very good delinquency ratios. Home equity loans at December 31, 2009 that are current with regard to the contractual terms of the loan agreement represent

98.7% of the total home equity portfolio. Residential real estate loans at December 31, 2009 that are current with regards to the contractual terms of the loan agreements comprise 97.5% of total residential real estate loans outstanding.
The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands)	2009	2009	2009	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$412	$1,272	$1,447	$617
Commercial, consumer and other	656	23,402	7,860	14,750
Premium finance receivables — commercial	6,271	11,714	14,301	9,339
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	461	549	695	679

Total past due greater than 90 days and still accruing	7,800	36,937	24,303	25,385

Non-accrual loans:
Residential real estate and home equity	12,662	10,885	11,925	6,528
Commercial, consumer and other	97,765	167,008	184,960	91,814
Premium finance receivables — commercial	11,878	16,093	15,806	11,454
Premium finance receivables — life insurance	704	—	—	—
Indirect consumer loans	995	736	1,225	913

Total non-accrual	124,004	194,722	213,916	110,709

Total non-performing loans:
Residential real estate and home equity	13,074	12,157	13,372	7,145
Commercial, consumer and other	98,421	190,410	192,820	106,564
Premium finance receivables — commercial	18,149	27,807	30,107	20,793
Premium finance receivables — life insurance	704	—	—	—
Indirect consumer loans	1,456	1,285	1,920	1,592

Total non-performing loans	$131,804	$231,659	$238,219	$136,094

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	1.06%	1.00%	1.12%	0.62%
Commercial, consumer and other	1.91	3.70	3.71	2.16
Premium finance receivables — commercial	2.49	3.70	3.39	1.67
Premium finance receivables — life insurance	0.06	—	—	—
Indirect consumer loans	1.48	1.11	1.44	0.90

Total non-performing loans	1.57%	2.80%	3.14%	1.79%

Allowance for loan losses as a percentage of non-performing loans	74.56%	41.05%	35.73%	51.26%

Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $13.1 million as of December 31, 2009. The balance increased $917,000 from September 30, 2009 and increased $5.9 million from December 31, 2008. The December 31, 2009 non-performing balance is comprised of $4.2 million of residential real estate (17 individual credits) and $8.9 million of home equity loans (19 individual credits). On average, this is approximately 2 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $98.4 million as of December 31, 2009 compared to $190.4 million as of September 30, 2009 and $106.6 million as of December 31, 2008.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of December 31, 2009 and 2008, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	December 31, 2009	December 31, 2008
Non-performing premium finance receivables—commercial	$18,149	$20,793
- as a percent of premium finance receivables—commercial outstanding	2.49%	1.67%
Net charge-offs of premium finance receivables—commercial	$2,338	$1,131
- annualized as a percent of average premium finance receivables—commercial	1.38%	0.37%
The non-performing and annualized charge-off ratios for 2009 represent only those receivables that remained on the Company’s books after the securitization in the third quarter of 2009. Including the activity of the securitization, non-performing property and casualty premium finance receivables would have been 1.63% and the annualized net charge offs as a percent of the average balance of property and casualty premium finance receivables would have been 0.73%.
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.5 million at December 31, 2009, compared to $1.3 million at September 30, 2009 and $1.6 million at December 31, 2008. The ratio of these non-performing loans to total indirect consumer loans was 1.48% at December 31, 2009 compared to 1.11% at September 30, 2009 and 0.90% at December 31, 2008. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 1.43% for the quarter ended December 31, 2009 compared to 0.98% in the same period in 2008. Given the 44% decline in outstanding balances in the indirect consumer loan portfolio since December 31, 2008, the 1.43% charge-off ratio represents only $383,000 of total net charge-offs in the fourth quarter of 2009.
At the beginning of the third quarter of 2008, the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company will continue to service its existing portfolio during the duration of the credits.

Restructured Loans
Restructured loans represent loans in which economic concessions have been granted to borrowers to better align the terms of the loan with their current ability to pay. During the fourth quarter of 2009, $32 million in loans had the terms modified. $31.7 million of the modified loans were in an accruing status at the time of the restructuring and remain accruing as of December 31, 2009. These actions helped financially distressed borrowers maintain their homes or businesses and kept these loans in an accruing status for the Company.
Other Real Estate Owned
The table below presents a summary of other real estate owned as of December 31, 2009 and shows the changes in the balance from September 30, 2009 for each property type:

			Residential
	Residential		Real Estate		Commercial		Total
	Real Estate		Development		Real Estate		Balance
(Dollars in thousands)	$	R	$	R	$	R	$	R
Balance at September 30, 2009	$8,013	9	$23,834	12	$8,792	9	$40,639	30
Transfers in at fair value less estimated costs to sell	7,713	13	31,282	14	29,652	28	68,627	55
Fair value adjustments	68	—	(932)	—	27	—	(837)	—
Resolved	(9,905)	(16)	(12,192)	(8)	(6,189)	(11)	(28,286)	(35)

Balance at December 31, 2009	$5,889	6	$41,992	18	$32,282	26	$80,163	50

Balance at December 31, 2008							$32,572

$ — balance

R — number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2008 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	effects resulting from the Company’s participation in the Capital Purchase Program, including restrictions on dividends and executive compensation practices, as well as any future restrictions that may become applicable to the Company;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent acquisitions, including with respect to any FDIC-assisted acquisitions;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CDT) Wednesday, January 27, 2010 regarding fourth quarter 2009 results. Individuals interested in listening should call (888) 684-1279 and enter Conference ID #3202747. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter 2009 earnings press release will be available on the home page of the Company’s web site at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
#       #      #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights — 5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
Selected Financial Condition Data	December 31,	September 30,	June 30,	March 31,	December 31,
(at end of period):	2009	2009	2009	2009	2008
Total assets	$12,215,620	$12,136,021	$11,359,536	$10,818,941	$10,658,326
Total loans	8,411,771	8,275,257	7,595,476	7,841,447	7,621,069
Total deposits	9,917,074	9,847,163	9,191,332	8,625,977	8,376,750
Junior subordinated debentures	249,493	249,493	249,493	249,502	249,515
Total shareholders’ equity	1,138,639	1,106,082	1,065,076	1,063,227	1,066,572

Selected Statements of Income Data:
Net interest income	$86,934	$87,663	$72,497	$64,782	$62,745
Net revenue (1)	172,022	238,343	117,949	101,209	82,117
Income before taxes	43,102	54,587	10,041	9,774	2,727
Net income	28,167	31,995	6,549	6,358	1,955
Net income per common share — Basic	0.96	1.14	0.06	0.06	0.02
Net income per common share — Diluted	0.90	1.07	0.06	0.06	0.02

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.10%	3.25%	2.91%	2.71%	2.78%
Non-interest income to average assets	2.77	5.07	1.65	1.38	0.77
Non-interest expense to average assets	2.94	3.11	3.06	2.91	2.57
Net overhead ratio (3)	0.17	(1.95)	1.41	1.53	1.80
Efficiency ratio (2) (4)	52.54	38.69	72.02	74.10	75.22
Return on average assets	0.92	1.08	0.24	0.24	0.08
Return on average equity	10.97	13.79	0.79	0.71	0.22
Average total assets	$12,189,096	$11,797,520	$11,037,468	$10,724,966	$10,060,206
Average total shareholders’ equity	1,126,594	1,070,095	1,067,395	1,061,654	846,982
Average loans to average deposits ratio	86.9%	90.5%	92.8%	93.4%	93.5%

Common Share Data at end of period:
Market price per common share	$30.79	$27.96	$16.08	$12.30	$20.57
Book value per common share	$35.27	$34.10	$32.59	$32.64	$33.03
Common shares outstanding	24,206,819	24,103,068	23,979,804	23,910,983	23,756,674
Other Data at end of period:
Leverage ratio (5)	9.28%	9.32%	9.66%	9.89%	10.55%
Tier 1 capital to risk-weighted assets (5)	11.20%	10.80%	10.94%	11.15%	11.63%
Total capital to risk-weighted assets (5)	12.67%	12.29%	12.37%	12.59%	13.07%
Allowance for credit losses (6)	$101,831	$98,225	$86,699	$75,834	$71,352
Credit discounts on purchased loans (7)	37,323	36,195	—	—	—
Total credit-related reserves	139,154	134,420	86,699	75,834	71,352
Non-performing loans	131,804	231,659	238,219	175,866	136,094
Allowance for credit losses to total loans (6)	1.21%	1.19%	1.14%	0.97%	0.94%
Total credit-related reserves to total loans (8)	1.65%	1.62%	1.14%	0.97%	0.94%
Non-performing loans to total loans	1.57%	2.80%	3.14%	2.24%	1.79%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	7	7
Banking offices	78	78	79	79	79

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2009	2009	2009	2009	2008
| | | | |
Assets
Cash and due from banks	$135,133	$128,898	$122,382	$122,207	$219,794
Federal funds sold and securities purchased under resale agreements	23,483	22,863	41,450	98,454	226,110
Interest-bearing deposits with banks	1,025,663	1,168,362	655,759	266,512	123,009
Available-for-sale securities, at fair value	1,328,815	1,434,248	1,267,410	1,413,576	784,673
Trading account securities	33,774	29,204	22,973	13,815	4,399
Brokerage customer receivables	20,871	19,441	17,701	15,850	17,901
Loans held-for-sale	275,715	193,255	821,100	218,707	61,116
Loans, net of unearned income	8,411,771	8,275,257	7,595,476	7,841,447	7,621,069
Less: Allowance for loan losses	98,277	95,096	85,113	74,248	69,767

Net loans	8,313,494	8,180,161	7,510,363	7,767,199	7,551,302
Premises and equipment, net	350,345	352,890	350,447	349,245	349,875
Accrued interest receivable and other assets	416,678	315,806	260,182	263,145	240,664
Trade date securities receivable	—	—	—	—	788,565
Goodwill	278,025	276,525	276,525	276,310	276,310
Other intangible assets	13,624	14,368	13,244	13,921	14,608

Total assets	$12,215,620	$12,136,021	$11,359,536	$10,818,941	$10,658,326

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$864,306	$841,668	$793,173	$745,194	$757,844
Interest bearing	9,052,768	9,005,495	8,398,159	7,880,783	7,618,906

Total deposits	9,917,074	9,847,163	9,191,332	8,625,977	8,376,750

Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	430,987	433,983	435,980	435,981	435,981
Other borrowings	247,437	252,071	244,286	250,488	336,764
Subordinated notes	60,000	65,000	65,000	70,000	70,000
Junior subordinated debentures	249,493	249,493	249,493	249,502	249,515
Trade date securities payable	—	—	—	7,170	—
Accrued interest payable and other liabilities	170,990	181,229	107,369	115,596	121,744

Total liabilities	11,076,981	11,029,939	10,294,460	9,755,714	9,591,754

Shareholders’ equity:
Preferred stock	284,824	284,061	283,518	282,662	281,873
Common stock	27,079	26,965	26,835	26,766	26,611
Surplus	589,939	580,988	577,473	575,166	571,887
Treasury stock	(122,733)	(122,437)	(122,302)	(122,302)	(122,290)
Retained earnings	366,152	342,873	317,713	315,855	318,793
Accumulated other comprehensive loss	(6,622)	(6,368)	(18,161)	(14,920)	(10,302)

Total shareholders’ equity	1,138,639	1,106,082	1,065,076	1,063,227	1,066,572

Total liabilities and shareholders’ equity	$12,215,620	$12,136,021	$11,359,536	$10,818,941	$10,658,326

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2009	2009	2009	2009	2008

Interest income
Interest and fees on loans	$122,140	$126,448	$110,302	$106,887	$107,598
Interest bearing deposits with banks	1,369	778	767	660	125
Federal funds sold and securities purchased under resale agreements	38	106	66	61	30
Securities	13,119	14,106	15,819	14,327	17,868
Trading account securities	20	7	55	24	33
Brokerage customer receivables	143	132	120	120	164

Total interest income	136,829	141,577	127,129	122,079	125,818

Interest expense
Interest on deposits	38,998	42,806	43,502	45,953	50,740
Interest on Federal Home Loan Bank advances	4,510	4,536	4,503	4,453	4,570
Interest on notes payable and other borrowings	1,663	1,779	1,752	1,870	2,387
Interest on subordinated notes	286	333	428	580	770
Interest on junior subordinated debentures	4,438	4,460	4,447	4,441	4,606

Total interest expense	49,895	53,914	54,632	57,297	63,073

Net interest income	86,934	87,663	72,497	64,782	62,745
Provision for credit losses	38,603	91,193	23,663	14,473	14,456

Net interest income after provision for credit losses	48,331	(3,530)	48,834	50,309	48,289

Non-interest income
Wealth management	8,047	7,501	6,883	5,926	6,705
Mortgage banking	16,495	13,204	22,596	16,232	3,138
Service charges on deposit accounts	3,437	3,447	3,183	2,970	2,684
Gain on sales of commercial premium finance receivables	4,429	3,629	196	322	361
Gains (losses) on available-for-sale securities, net	642	(412)	1,540	(2,038)	(3,618)
Gain on bargain purchase	42,951	113,062	—	—	—
Other	9,087	10,249	11,054	13,015	10,102

Total non-interest income	85,088	150,680	45,452	36,427	19,372

Non-interest expense
Salaries and employee benefits	47,955	48,088	46,015	44,820	35,616
Equipment	4,097	4,069	4,015	3,938	4,190
Occupancy, net	6,124	5,884	5,608	6,190	5,947
Data processing	3,404	3,226	3,216	3,136	3,007
Advertising and marketing	1,366	1,488	1,420	1,095	1,642
Professional fees	3,556	4,089	2,871	2,883	2,334
Amortization of other intangible assets	744	677	676	687	781
Other	23,071	25,042	20,424	14,213	11,417

Total non-interest expense	90,317	92,563	84,245	76,962	64,934

Income before income taxes	43,102	54,587	10,041	9,774	2,727
Income tax expense	14,935	22,592	3,492	3,416	772

Net income	$28,167	$31,995	$6,549	$6,358	$1,955

Preferred stock dividends and discount accretion	4,888	4,668	5,000	5,000	1,532

Net income applicable to common shares	$23,279	$27,327	$1,549	$1,358	$423

Net income per common share — Basic	$0.96	$1.14	$0.06	$0.06	$0.02

Net income per common share — Diluted	$0.90	$1.07	$0.06	$0.06	$0.02

Cash dividends declared per common share	$—	$0.09	$—	$0.18	$—

Weighted average common shares outstanding	24,166	24,052	23,964	23,855	23,726
Dilutive potential common shares	2,845	2,493	300	221	447

Average common shares and dilutive common shares	27,011	26,545	24,264	24,076	24 173

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Balance:
Commercial and commercial real estate	$5,039,906	$5,035,859	$5,083,917	$4,933,355	$4,778,664
Home equity	930,482	928,548	912,399	920,412	896,438
Residential real estate	306,296	281,151	279,345	280,808	262,908
Premium finance receivables — commercial (2)	730,144	752,032	888,115	1,287,261	1,243,858
Premium finance receivables — life insurance	1,197,893	1,045,653	182,399	130,895	102,728
Indirect consumer loans (1)	98,134	115,528	133,808	154,257	175,955
Other Loans	108,916	116,486	115,493	134,459	160,518

Total loans, net of unearned income	$8,411,771	$8,275,257	$7,595,476	$7,841,447	$7,621,069

Mix:
Commercial and commercial real estate	60%	61%	67%	63%	63%
Home equity	11	11	12	12	12
Residential real estate	4	4	3	4	3
Premium finance receivables — commercial (2)	9	9	12	16	16
Premium finance receivables — life insurance	14	13	2	2	2
Indirect consumer loans (1)	1	1	2	2	2
Other loans	1	1	2	1	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(2)	Excludes $520 million of property and casualty premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposit Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Balance:
Non-interest bearing	$864,306	$841,668	$793,173	$745,194	$757,844
NOW	1,415,856	1,245,689	1,072,255	1,064,663	1,040,105
Wealth management deposits (1)	971,113	935,740	919,968	833,291	716,178
Money market	1,534,632	1,468,228	1,379,164	1,313,157	1,124,068
Savings	561,916	513,239	461,377	406,376	337,808
Time certificates of deposit	4,569,251	4,842,599	4,565,395	4,263,296	4,400,747

Total deposits	$9,917,074	$9,847,163	$9,191,332	$8,625,977	$8,376,750

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	14	13	11	12	13
Wealth management deposits (1)	10	9	10	10	7
Money market	15	15	15	15	13
Savings	6	5	5	5	4
Time certificates of deposit	46	49	50	49	54

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, the trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Liquidity management assets	$2,569,584	$1,851,179	$1,851,179	$1,839,161	$1,607,707
Other earning assets	26,167	22,694	22,694	22,128	21,630
Loans, net of unearned income	8,604,007	8,212,572	8,212,572	7,924,849	7,455,418

Total earning assets	$11,199,757	$10,086,445	$10,086,445	$9,786,138	$9,084,755

Allowance for loan losses	(97,269)	(72,990)	(72,990)	(72,044)	(67,342)
Cash and due from banks	124,219	118,402	118,402	107,550	127,700
Other assets	962,389	905,611	905,611	903,322	915,093

Total assets	$12,189,096	$11,037,468	$11,037,468	$10,724,966	$10,060,206

Interest-bearing deposits	$9,016,863	$8,097,096	$8,097,096	$7,747,879	$7,271,505
Federal Home Loan Bank advances	432,028	435,983	435,983	435,982	439,432
Notes payable and other borrowings	234,754	249,123	249,123	301,894	379,914
Subordinated notes	63,261	66,648	66,648	70,000	73,364
Junior subordinated debentures	249,493	249,494	249,494	249,506	249,520

Total interest-bearing liabilities	$9,996,399	$9,098,344	$9,098,344	$8,805,261	$8,413,735

Non-interest bearing deposits	886,988	754,479	754,479	733,911	705,616
Other liabilities	179,115	117,250	117,250	124,140	93,873
Equity	1,126,594	1,067,395	1,067,395	1,061,654	846,982

Total liabilities and shareholders’ equity	$12,189,096	$11,037,468	$11,037,468	$10,724,966	$10,060,206

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Yield earned on:	2009	2009	2009	2009	2008
Liquidity management assets	2.31%	2.94%	3.71%	3.42%	4.57%
Other earning assets	2.59	2.36	3.27	2.85	3.94
Loans, net of unearned income	5.64	5.79	5.39	5.48	5.75

Total earning assets	4.87%	5.24%	5.08%	5.08%	5.54%

Rate paid on:
Interest-bearing deposits	1.72%	1.93%	2.15%	2.41%	2.78%
Federal Home Loan Bank advances	4.14	4.14	4.14	4.14	4.14
Notes payable and other borrowings	2.81	2.88	2.82	2.51	2.50
Subordinated notes	1.77	2.01	2.54	3.31	4.11
Junior subordinated debentures	6.96	6.99	7.05	7.12	7.22

Total interest-bearing liabilities	1.98%	2.18%	2.41%	2.64%	2.98%

Rate Spread	2.89%	3.06%	2.67%	2.44%	2.56%
Net Free Funds Contribution	0.21	0.19	0.24	0.27	0.22

Net Interest Margin	3.10%	3.25%	2.91%	2.71%	2.78%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Net Interest Income	$87,448	$88,178	$73,067	$65,402	$63,340
Call Option Income	—	—	—	1,998	7,438

Net Interest Income Including Call Option Income	$87,448	$88,178	$73,067	$67,400	$70,778

Yield on Earning Assets	4.87%	5.24%	5.08%	5.08%	5.54%
Rate on Interest-bearing Liabilities	1.98	2.18	2.41	2.64	2.98

Rate Spread	2.89%	3.06%	2.67%	2.44%	2.56%
Net Free Funds Contribution	0.21	0.19	0.24	0.27	0.22

Net Interest Margin	3.10%	3.25%	2.91%	2.71%	2.78%

Call Option Income	—	—	—	0.08	0.33

Net Interest Margin including Call Option Income	3.10%	3.25%	2.91%	2.79%	3.11%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Years Ended
	December 31,
	2009	2008	2007	2006	2005
Net Interest Income	$314,096	$247,054	$264,777	$250,507	$218,086
Call Option Income	1,998	29,024	2,628	3,157	11,434

Net Interest Income Including Call Option Income	$316,094	$276,078	$267,405	$253,664	$229,520

Yield on Earning Assets	5.07%	5.88%	7.21%	6.91%	5.92%
Rate on Interest-bearing Liabilities	2.29	3.31	4.39	4.11	3.00

Rate Spread	2.78%	2.57%	2.82%	2.80%	2.92%
Net Free Funds Contribution	0.23	0.24	0.29	0.30	0.24

Net Interest Margin	3.01%	2.81%	3.11%	3.10%	3.16%

Call Option Income	0.02	0.33	0.03	0.04	0.17

Net Interest Margin including Call Option Income	3.03%	3.14%	3.14%	3.14%	3.33%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Brokerage	$5,034	$4,593	$4,280	$3,819	$4,310
Trust and asset management	3,013	2,908	2,603	2,107	2,395

Total wealth management	8,047	7,501	6,883	5,926	6,705

Mortgage banking	16,495	13,204	22,596	16,232	3,138
Service charges on deposit accounts	3,437	3,447	3,183	2,970	2,684
Gain on sale of property and casualty premium	4,429	3,629	196	322	361
(Losses) gains on available-for-sale securities, net	642	(412)	1,540	(2,038)	(3,618)
Gain on bargain purchase	42,951	113,062	—	—	—
Other:
Fees from covered call options	—	—	—	1,998	7,438
Bank Owned Life Insurance	642	552	565	286	(319)
Trading income	4,437	6,236	8,274	8,744	(105)
Administrative services	511	527	454	482	670
Miscellaneous	3,497	2,934	1,761	1,505	2,418

Total other income	9,087	10,249	11,054	13,015	10,102

Total non-interest income	$85,088	$150,680	$45,452	$36,427	$19,372

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Salaries and employee benefits	$47,955	$48,088	$46,015	$44,820	$35,616
Equipment	4,097	4,069	4,015	3,938	4,190
Occupancy, net	6,124	5,884	5,608	6,190	5,947
Data processing	3,404	3,226	3,216	3,136	3,007
Advertising and marketing	1,366	1,488	1,420	1,095	1,642
Professional fees	3,556	4,089	2,871	2,883	2,334
Amortization of other intangibles	744	677	676	687	781
Other:
Commissions — 3rd party brokers	757	843	791	704	802
Postage	1,367	1,139	1,146	1,180	1,012
Stationery and supplies	859	769	793	768	757
FDIC Insurance	4,731	4,334	9,121	3,013	1,681
OREO expenses, net	5,293	10,243	1,072	2,356	641
Miscellaneous	10,064	7,714	7,501	6,192	6,524

Total other expense	23,071	25,042	20,424	14,213	11,417

Total non-interest expense	$90,317	$92,563	$84,245	$76,962	$64,934

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Balance at beginning of period	$95,096	$85,113	$74,248	$69,767	$66,327
Provision for credit losses	38,603	91,193	23,663	14,473	14,456
Reclassification to allowance for lending-related commitments	(494)	(1,543)	—	—	(1,093)

Charge-offs:
Commercial and commercial real estate loans	31,788	74,613	9,846	7,890	7,539
Home equity loans	1,572	1,727	795	511	231
Residential real estate loans	385	422	108	152	627
Premium finance receivables — commercial	2,532	2,478	1,792	1,351	1,275
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	427	588	473	361	501
Consumer and other loans	148	244	130	121	157

Total charge-offs	36,852	80,072	13,144	10,386	10,330

Recoveries:
Commercial and commercial real estate loans	789	139	107	208	211
Home equity loans	812	1	1	1	1
Residential real estate loans	—	—	—	—	—
Premium finance receivables — commercial	194	161	155	141	144
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	44	62	44	29	38
Consumer and other loans	85	42	39	15	13

Total recoveries	1,924	405	346	394	407

Net charge-offs	(34,928)	(79,667)	(12,798)	(9,992)	(9,923)

Allowance for loan losses at end of period	$98,277	$95,096	$85,113	$74,248	$69,767

Allowance for lending-related commitments at end of period	$3,554	$3,129	$1,586	$1,586	$1,586

Allowance for credit losses at end of period	$101,831	$98,225	$86,699	$75,834	$71,353

Credit-related discounts on purchased loans	37,323	36,195	—	—	—
Total credit reserves	$139,154	$134,420	$86,699	$75,834	$71,535

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	2.42%	5.83%	0.78%	0.65%	0.62%
Home equity loans	0.32	0.75	0.35	0.23	0.11
Residential real estate loans	0.28	0.33	0.09	0.14	0.79
Premium finance receivables — commercial	1.38	0.74	0.48	0.37	0.37
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	1.43	1.67	1.20	0.81	0.98
Consumer and other loans	0.22	0.71	0.25	0.27	0.35

Total loans, net of unearned income	1.61%	3.65%	0.63%	0.51%	0.53%

Net charge-offs as a percentage of the provision for loan losses	90.48%	87.36%	54.08%	69.04%	68.64%

Loans at period-end	$8,411,771	$8,275,257	$7,595,476	$7,841,447	$7,621,068
Allowance for loan losses as a percentage of loans at period-end	1.17%	1.15%	1.12%	0.95%	0.92%
Allowance for credit losses as a percentage of loans at period-end	1.21%	1.19%	1.14%	0.97%	0.94%
Total credit reserves as a percentage of loans (net of discounts) at period-end	1.65%	1.62%	1.14%	0.97%	0.94%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$412	$1,272	$1,447	$726	$617
Commercial, consumer and other	656	23,402	7,860	4,958	14,750
Premium finance receivables — commercial	6,271	11,714	14,301	9,722	9,339
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	461	549	695	1,076	679

Total past due greater than 90 days and still accruing	7,800	36,937	24,303	16,482	25,385

Non-accrual loans:
Residential real estate and home equity	12,662	10,885	11,925	9,209	6,528
Commercial, consumer and other	97,765	167,008	184,960	136,397	91,814
Premium finance receivables — commercial	11,878	16,093	15,806	12,694	11,454
Premium finance receivables — life insurance	704	—	—	—	—
Indirect consumer loans	995	736	1,225	1,084	913

Total non-accrual	124,004	194,722	213,916	159,384	110,709

Total non-performing loans:
Residential real estate and home equity	13,074	12,157	13,372	9,935	7,145
Commercial, consumer and other	98,421	190,410	192,820	141,355	106,564
Premium finance receivables — commercial	18,149	27,807	30,107	22,416	20,793
Premium finance receivables — life insurance	704	—	—	—	—
Indirect consumer loans	1,456	1,285	1,920	2,160	1,592

Total non-performing loans	$131,804	$231,659	$238,219	$175,866	$136,094

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	1.06%	1.00%	1.12%	0.83%	0.62%
Commercial, consumer and other	1.91	3.70	3.71	2.79	2.16
Premium finance receivables — commercial	2.49	3.70	3.39	1.74	1.67
Premium finance receivables — life insurance	0.06	—	—	—	—
Indirect consumer loans	1.48	1.11	1.44	1.40	0.90

Total non-performing loans	1.57%	2.80%	3.14%	2.24%	1.79%

Allowance for loan losses as a percentage of non-performing loans	74.56%	41.05%	35.73%	42.22%	51.26%